Exhibit 10.15

November 18, 2020

CONFIDENTIAL

Mark Reinstra

Re: Confirmatory Employment Letter

Dear Mark:

This letter agreement (the “Agreement”) is entered into between Mark Reinstra (“you”) and Roblox Corporation (“Roblox” or the “Company”) effective as of November 18, 2020 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1. Title; Position. Your position will continue to be our General Counsel, and you will continue to report to our President and CEO, David Baszucki. This is a full-time position. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Your current annual base salary is $500,000, payable in accordance with the Company’s standard payroll schedule.

3. Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company reserves the right to modify, amend, suspend, or terminate the benefit plans, programs, and policies it offers to its employees at any time.

4. Equity Awards. You will be eligible to receive awards of stock options, restricted stock units, or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Company’s Board of Directors or its Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5. Severance. You will be eligible to enter into a Change in Control Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program, or policy that the Company may have in effect from time to time. For purposes of clarification, any severance benefits or arrangements that may have applied to you before the Effective Date no longer will apply and you will have no rights or entitlements under any such plans, programs, agreements, or arrangements.

6. Proprietary Information. Like all Company employees, you were required, as a condition of your employment with the Company, to sign the Company’s standard At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) and your acceptance of this Agreement confirms that the terms of the Confidential Information Agreement you previously signed with the Company still apply. The Company respects the right of every employer to protect its confidential and proprietary information. You therefore agree to continue to abide by the Company’s strict policy that prohibits any employee from using, disclosing, or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials, or processes of such former employers. You hereby represent that you have returned all property and confidential information belonging to any prior employers.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9. Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidential Information Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidential Information Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10. Interpretation, Amendment, and Enforcement. This Agreement along with the Confidential Information Agreement and the Severance Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations, or understandings (whether written, oral, or implied) between you and the

Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance, or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company, or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

Roblox Corporation

By:	/s/ David Baszucki
David Baszucki
President and CEO

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment except as specifically set forth herein.

Date: November 18, 2020	/s/ Mark Reinstra
Signature

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